Exhibit 99.5

GLORY STAR NEW MEDIA GROUP LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Glory Star New Media Group Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Glory Star New Media Group Limited and its subsidiaries (collectively, the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2020

New York, New York

March 31, 2020

GLORY STAR NEW MEDIA GROUP LIMITED
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars in thousands, except share and per share data)

	As of December 31,
	2018	2019
Assets
Current assets:
Cash and cash equivalents	$2,437	$6,919
Accounts receivable, net	39,196	51,061
Prepayment and other current assets	7,114	2,499
Total current assets	48,747	60,479
Property and equipment, net	538	331
Intangible assets, net	18	14,683
Deferred tax assets	732	533
Unamortized produced content, net	2,949	1,657
Right-of-use assets	-	2,027
Total non-current assets	4,237	19,231
TOTAL ASSETS	$52,984	$79,710

Liabilities, Mezzanine equity and Shareholders’ Equity
Current liabilities:
Short-term bank loans	$10,199	$718
Accounts payable	661	4,546
Advances from customers	245	610
Accrued liabilities and other payables	5,770	6,134
Other taxes payable	1,194	1,890
Operating lease liabilities -current	-	313
Due to related parties	1,255	1,525
Total current liabilities	19,324	15,736
Operating lease liabilities - non-current	-	1,718
Total non-current liabilities	-	1,718
Total liabilities	$19,324	$17,454

Commitments and contingences

Mezzanine equity	$9,031	$-

Shareholders’ equity
Ordinary shares (par value of $0.01 per share; 5,000,000 shares authorized as of December 31, 2018 and 2019; 2,000,000 shares issued and outstanding as of December 31, 2018 and 2019, respectively)*	$20	$20
Subscription receivable	(20)	(20)
Additional paid-in capital	578	13,379
Statutory reserve	418	431
Retained earnings	23,840	49,547
Accumulated other comprehensive loss	(608)	(1,576)
Total Glory Star New Media Group Limited shareholders’ equity	24,228	61,781
Non-controlling interest	401	475
Total equity	24,629	62,256

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY	$52,984	$79,710

*	The shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements.

GLORY STAR NEW MEDIA GROUP LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
(In U.S. dollars in thousands, except share and per share data)

	For the years ended December 31,
	2018	2019
Revenues	$56,356	$65,777

Operating expenses:
Cost of revenues	35,777	31,901
Selling and marketing	3,250	3,154
General and administrative	3,024	3,134
Research and development	502	749
Total operating expenses	42,553	38,938

Income from operations	13,803	26,839
Other income (expenses):
Interest expense, net	(497)	(295)
Other income, net	301	50
Total other expenses	(196)	(245)

Income before income tax	13,607	26,594
Income tax benefit (expenses)	83	(191)
Net income	13,690	26,403
Less: Net gain attributable to non-controlling interests	156	80
Net income attributable to Glory Star New Media Group Limited’s shareholders	$13,534	$26,323

Other comprehensive loss
Unrealized foreign currency translation loss	(1,036)	(974)
Comprehensive income	12,654	25,429
Less: Comprehensive gain attributable to non-controlling interests	132	74
Comprehensive income attributable to Glory Star New Media Group Limited’s shareholders	$12,522	$25,355

Earnings per ordinary share
Basic and diluted	$6.77	$13.16

Weighted average shares used in calculating earnings per ordinary share
Basic and diluted *	2,000,000	2,000,000

*	The shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements.

GLORY STAR NEW MEDIA GROUP LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In U.S. dollars in thousands, except share and per share data)

	Ordinary shares		Subscription	Additional paid-in	Retain	Statutory	Accumulated other comprehensive	Total shareholders’	Non- controlling	Total
	Shares*	Amount	receivable	capital	earnings	reserve	income (loss)	equity	interests	Equity
Balance as of December 31, 2017	2,000,000	$20	$(20)	$271	$10,638	$384	$404	$11,697	$-	$11,697
Capital contribution from shareholders interest	-	-	-	307	-	-	-	307	-	307
Capital contribution from non-controlling interest	-	-	-	-	-	-	-	-	269	269
Appropriation to statutory reserve	-	-	-	-	(34)	34		-		-
Net income	-	-	-	-	13,534	-	-	13,534	156	13,690
Accretion of mezzanine equity	-	-	-	-	(298)	-	-	(298)	-	(298)
Foreign currency translation adjustment	-	-	-	-	-	-	(1,012)	(1,012)	(24)	(1,036)
Balance as of December 31, 2018	2,000,000	$20	$(20)	578	23,840	418	(608)	24,228	401	24,629

Capital contribution from an shareholder	-	-	-	2,973	-	-	-	2,973	-	2,973
Appropriation to statutory reserve	-	-	-	-	(13)	13	-	-	-	-
Accretion of mezzanine equity	-	-	-	-	(603)		-	(603)	-	(603)
Conversion of mezzanine equity	-	-	-	9,828		-	-	9,828	-	9,828
Net income	-	-	-	-	26,323	-	-	26,323	80	26,403
Foreign currency translation adjustment	-	-	-	-	-	-	(968)	(968)	(6)	(974)
Balance as of December 31, 2019	2,000,000	$20	$(20)	$13,379	$49,547	$431	$(1,576)	$61,781	$475	$62,256

*	The shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements.

GLORY STAR NEW MEDIA GROUP LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars in thousands)

	For the years ended December 31,
	2018	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,690	$26,403

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Allowance for doubtful accounts	1,282	188
Depreciation and amortization	297	739
Amortization of right-of-use asset	-	314
Deferred income tax	(83)	190
Changes in assets and liabilities
Accounts receivable, net	(31,384)	(12,705)
Prepayment and other current assets	5,623	4,549
Unamortized produced content	(2,290)	1,261
Notes payable	(453)	-
Accounts payable	660	3,925
Advances from customers	(730)	372
Accrued liabilities and other payables	1,714	449
Other taxes payable	1,112	7,17
Operating lease liabilities	-	(310)
Due to related parties	(27)	-
Net cash (used in) provided by operating activities	(10,589)	26,092

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(153)	(7)
Payments of development of intangible assets	-	(15,311)
Net cash used in investing activities	(153)	(15,318)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	12,089	(9,409)
Repayments of short-term borrowings	(3,022)	-
Proceeds from a related party	1,294	-
Repayments to related parties	(12,339)	-
Contribution from shareholders	343	3,185
Contribution from non-controlling interest	259	-
Proceeds from mezzanine equity investment	9,069	-
Net cash provided by (used in) financing activities	7,693	(6,224)

Effect of exchange rate changes	(159)	(68)

Net (decrease) increase in cash, cash equivalents and restricted cash	(3,208)	4,482
Cash, cash equivalents and restricted cash, at beginning of year	5,645	2,437
Cash, cash equivalents and restricted cash, at end of year	$2,437	$6,919

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interests paid	$371	$287
Right of use assets obtained in exchange for operating lease obligations	$-	$2,339

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

On November 30, 2018, Glory Star New Media Group Limited (“Glory Star”, or the “Company”) was incorporated as an exempted company with limited liability under the laws of the Cayman Islands.

On December 18, 2018, Glory Star New Media Group HK Limited (“Glory Star HK”) was established as a wholly-owned subsidiary formed in accordance with laws and regulations of Hong Kong. Glory Star HK is a holding company and holds all the equity interests of Glory Star New Media (Beijing) Technology Co., Ltd. (“WFOE”), which was established in the PRC on March 13, 2019.

Xing Cui Can International Media (Beijing) Co., Ltd (“Xing Cui Can”) was incorporated in Beijing on September 7, 2016 under the laws of the People’s Republic of China (“PRC” or “China”). It is a holding company with no business operation.

Horgos Glory Star Media Co., Ltd. (“Horgos”) was incorporated in Horgos Economic District, Xinjiang province, China on November 1, 2016 under the laws of the People’s Republic of China (“PRC” or “China”). Horgos is a leading provider and operator of premium lifestyle content through mobile internet in China.

Horgos formed some subsidiaries in PRC at the following dates:

●	Glory Star Media (Beijing) Co., Ltd. (“Glory Star Beijing”), a company incorporated on December 9, 2016 in Beijing is wholly owned by Horgos.

●	Leshare Star (Beijing) Technology Co., Ltd. (“Beijing Leshare”), a company incorporated on March 28, 2016 in Beijing is wholly owned by Horgos.

●	Horgos Glary Prosperity Culture Co., Ltd. (“Glary Prosperity”), was incorporated on December 14, 2017 in Horgos Economic District, Xinjiang province and 51% of its shareholding was acquired by Horgos. Horgos Glary Wisdom formed a branch of Horgos Glary Prosperity Culture Co., Ltd. Beijing Branch (“Glary Prosperity Beijing Branchy”) on May 8, 2018.

●	Shenzhen Leshare Investment Co., Ltd. (“Shenzhen Leshare”), a company incorporated on June 27, 2018 in ShenZhen, Guangdong province is wholly owned by Horgos. Shenzhen Leshare is dormant as of December 31, 2018.

●	Horgos Glary Wisdom Marketing Planning Co., Ltd. (“Horgos Glary Wisdom”) was incorporated on June 13, 2018 in Horgos Economic District, Xinjiang province and 51% of its shareholding was acquired by Horgos. Horgos Glary Wisdom formed a subsidiary as Glary Wisdom (Beijing) Marketing Planning Co., Ltd. (“Beijing Glary Wisdom”) on September 10, 2018.

As described below, Glory Star, through a restructuring which is accounted for as a reorganization of entities under common control (the “Reorganization”), became the ultimate parent entity of its subsidiaries and its variable interest entities (“VIEs”), Xing Cui Can and Horgos. Accordingly, Glory Star consolidates Xing Cui Can and Horgos’ operations, assets and liabilities. Glory Star, its subsidiaries, VIEs and VIEs’ subsidiaries, are collectively hereinafter referred as the “Company”.

Reorganization

In September 2019, WFOE has entered into a series of contractual arrangements with (i) Xing Cui Can and its shareholders, and (ii) Horgos and its shareholders, which allow Glory Star to exercise effective control over Xing Cui Can and Horgos and receive substantially all the economic benefits of Xing Cui Can and Horgos. These contractual agreements include Business Cooperation Agreement, Exclusive Option Agreement, Share Pledge Agreement, Proxy Agreement and Power of Attorney and Master Exclusive Service Agreement (collectively “VIEs Agreements”). Glory Star together with its wholly-owned subsidiary Glory Star HK and WFOE and its VIEs and VIEs’ subsidiaries were effectively controlled by the same shareholders after the reorganization.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

On October 26, 2018, the 47.94% ownership interest of Horgos was transferred to Mr. Zhang Bing from Lead Eastern Investment Co., Ltd. (“Lead Eastern”) Combined with his indirect 24.64% interest in Horgos through his 53.50% equity shares in Xing Cui Can, who was a shareholder of Horgos holding 46.06% equity, Mr. Zhang Bing directly and indirectly held 72.58% ownership interest of Horgos in aggregate. Hence, as a result, Mr. Zhang Bing became the controlling shareholder of Horgos on the same day. To give a retrospective effect to the reorganization transaction, the consolidated financial statement from January 1, 2018 through October 25, 2018 were retrospectively presented, including all shares and per share data.

The VIE contractual arrangements

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services, and certain other business. Glory Star Beijing is considered a foreign-invested enterprise. To comply with PRC laws and regulations, Glory Star primarily conducts its business in China through Xing Cui Can and Horgos and its subsidiaries, based on a series of contractual arrangements. The following is a summary of the contractual arrangements that provide Glory Star with effective control of Glory Star’s VIEs and VIEs’ subsidiaries and that enables it to receive substantially all the economic benefits from its operations.

Each of the VIEs Agreements is described in detail below:

Business Cooperation Agreement

WFOE entered into separate business cooperation agreements with Xing Cui Can and Horgos, and their respective shareholders in September 2019, pursuant to which (1) each VIE shall not enter into any transaction which may materially affect such VIE’s assets, obligations, rights and operations without the written consent of WFOE; (2) each VIE and the VIE shareholders agrees to accept suggestions by WFOE in respect of the employment and dismissal of such VIE’s employees, daily operations, dividend distribution and financial management of such VIE; and (3) the VIE and the VIE shareholders shall only appoint individuals designated by WFOE as the director, general manager, chief financial officer and other senior management members. In addition, each of the VIE shareholders agree that (i) unless required by WFOE, will not make any decisions or otherwise request the VIE to distribute any profits, funds, assets or property to the VIE shareholders, (ii) or issue any dividends or other distribution with respect to the shares of the VIE held by the VIE shareholders. The term of each of these business cooperation agreements are perpetual unless terminated by WFOE upon thirty (30) days advance notice, or upon the transfer of all shares of the respective VIEs to WFOE (or its designee).

Exclusive Option Agreement

WFOE entered into a separate exclusive option agreement with Xing Cui Can and Horgos, and their respective shareholders in September 2019. Pursuant to these exclusive option agreements, the VIE shareholders have granted WFOE (or its designee) an option to acquire all or a portion of each of their equity interests in the VIEs at the price equivalent to the lowest price then permitted under PRC law. If the equity interests are transferred in installments, the purchase price for each installment shall be pro rata to the equity interests transferred. WFOE may, at its sole discretion, at any time exercise the option granted by the VIE shareholders. Moreover, WFOE may transfer such option to any third party. The VIE shareholders may not, among other obligations, change or amend the articles of association and bylaws of the VIE, increase or decrease the registered capital of the VIEs, sell, transfer, mortgage or dispose of their equity interest in any way, or incur, inherit, guarantee or assume any debt except for debts incurred in the ordinary course of business unless otherwise expressly agreed to by WFOE, and enter into any material contracts except in the ordinary course of business unless otherwise expressly agreed to by WFOE. The term of each of these exclusive option agreements is 10 years and will be extended automatically for successive 5-year terms except where WFOE provides prior written notice otherwise. The exclusive option agreements may be terminated by WFOE upon thirty (30) days advance notice, or upon the transfer of all shares of the respective VIEs to WFOE (or its designee).

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

Share Pledge Agreement

WFOE entered into a separate share pledge agreement with Xing Cui Can and Horgos, and their respective shareholders in September 2019. Pursuant to these share pledge agreements, the VIE shareholders have pledged all of their equity interests in the VIEs as priority security interest in favor of WFOE to secure the performance of the VIEs and their shareholders’ performance of their obligations under, where applicable, (i) Master Exclusive Service Agreement, (ii) Business Cooperation Agreement, and (iii) the Exclusive Option Agreement (collectively the “Principal Agreements”). WFOE is entitled to exercise its right to dispose of the VIE shareholders’ pledged interests in the equity of the VIE in the event that either the VIE shareholders or the VIE fails to perform their respective obligations under the Principal Agreements. The equity pledges on the VIE’s equity interests are in the process of being registered with the Market Supervision Administration Authority in China. The equity pledge agreements will remain in full force and remain effective until the VIE and the VIE shareholders have satisfied their obligations under the Principal Agreements.

Proxy Agreement and Power of Attorney

WFOE entered into a separate Proxy Agreement and Power of Attorney with Xing Cui Can and Horgos, and their respective shareholders in September 2019. Pursuant to the proxy agreement and power of attorney, each VIE shareholders irrevocably nominates and appoints WFOE or any natural person designated by WFOE as its attorney-in-fact to exercise all rights of such VIE equity holder has in such VIE, including, but not limited to, (i) execute and deliver any and all written decisions and to sign any minutes of meetings of the board or shareholder of the VIE, (ii) to make shareholder’s decision on any matters of the VIE, including without limitations, the sale, transfer, mortgage, pledge or disposal of any or all of the assets of the VIE, (iii) to sell, transfer, pledge or dispose of any or all shares in the VIE, (iv) to nominate, appoint, or remove the directors, supervisors and senior management members of the VIE when necessary, (v) to oversee the business performance of the VIE, (vi) to have full access to the financial information of the VIE, (vii) to file any shareholder lawsuits or to take other legal actions against the VIE’s directors or senior management members, (viii) to approve annual budget or declare dividends, (ix) to manage and dispose of the assets of the VIE, (x) to have the full rights to control and manage the VIE’s finance, accounting and daily operations, (xi) to approve filing of any documents with the relevant governmental authorities or regulatory bodies, and (xii) any other rights provided by the VIE’s charters and/or the relevant laws and regulations on the VIE shareholders. The proxy agreement and power of attorney shall remain in effect during the term of the Exclusive Service Agreement.

Confirmation and Guarantee Letter

Each of the VIE shareholders signed a confirmation and guarantee letter in September 2019, pursuant to which each VIE equity holder agreed that to fully implement the arrangements set forth in the Principal Agreements, Share Pledge Agreement, and the Proxy Agreement and Power of Attorney, and agrees to not carry out any act which may be contrary to the purpose or intent of such agreements.

Master Exclusive Service Agreement

WFOE entered into separate exclusive service agreement with Xing Cui Can and Horgos in September 2019, pursuant to which WFOE provides exclusive technology support and services, staff training and consultation services, public relation services, market development, planning and consultation services, human resource management services, licensing of intellectual property, and other services as determined by the parties. In exchange, the VIEs pay service fees to WFOE equal to the pre-tax profits of the VIEs less (i) accumulated losses of the VIEs and their subsidiaries in the previous financial year, (ii) operating costs, expenses, and taxes, and (iii) reasonable operating profit under applicable PRC tax law and practices. During the term of these agreements, WFOE has the right to adjust the amount and time of payment of the service fees at its sole discretion without the consent of the VIEs. WFOE (or its service provider) will own any intellectual property arising from the performance of these agreements. The term of each of these exclusive service agreements are perpetual unless terminated by WFOE upon thirty (30) advance notice, or upon the transfer of all shares of the respective VIEs to WFOE (or its designee) 10 years under the Option Agreement.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

Risks in relation to the VIE structure

Glory Star believes that the contractual arrangements with its VIEs and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Glory Star ’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

●	revoke the business and operating licenses of the Company’s PRC subsidiary and VIEs;

●	discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and VIEs;

●	limit the Company’s business expansion in China by way of entering into contractual arrangements;

●	impose fines or other requirements with which the Company’s PRC subsidiary and VIEs may not be able to comply;

●	require the Company or the Company’s PRC subsidiary and VIEs to restructure the relevant ownership structure or operations; or

●	restrict or prohibit the Company’s use of the proceeds of the additional public offering to finance.

Total assets and liabilities presented on the Company’s Consolidated Balance Sheets and revenue, expense, net income presented on Consolidated Statements of Operations as well as the cash flow from operating, investing and financing activities presented on the Consolidated Statements of Cash Flows are substantially the financial position, operation and cash flow of the Glory Star’s VIEs and subsidiaries of VIEs. Glory Star has not provided any financial support to VIEs for the years ended December 31, 2018 and 2019. The following financial statements amounts and balances of the VIEs and VIEs’ subsidiaries were included in the consolidated financial statements as of December 31, 2018 and 2019 and for the years ended December 31, 2018 and 2019:

	As of December 31,
	2018	2019

Total assets	$52,984	$79,710
Total liabilities and mezzanine equity	$28,355	$17,454

	For the years ended December 31,
	2018	2019

Total revenues	$56,356	$65,777
Net income	$13,690	$26,403

Net cash (used in) provided by operating activities	$(10,589)	$26,092
Net cash used in investing activities	$(153)	$(15,318)
Net cash provided by (used in) financing activities	$7,693	$(6,224)

The Company believes that there are no assets in the VIEs that can be used only to settle specific obligations of the VIEs, except for the registered capital of the VIEs and non-distributable statutory reserves. As the VIEs are incorporated as limited liability companies under the PRC Company Law, creditors of the VIEs do not have recourse to the general credit of the Company for any of the liabilities of the VIEs. There are no terms in any arrangements, explicitly or implicitly, requiring the Company or its subsidiaries to provide financial support to the VIEs. However, if the VIEs were ever to need financial support, the Company may, at its option and subject to statutory limits and restrictions, provide financial support to its VIEs through loans.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the financial statements of the Company, its subsidiaries, its VIEs and its VIEs’ subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.

(b) Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes, including allowance for doubtful accounts, allowance for unamortized production content, the useful lives of property and equipment and intangible assets, impairment of long-lived assets, valuation allowance for deferred tax assets and revenue recognition. Actual results could differ from those estimates.

(c) Fair value Measurement

The Company applies ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability.

ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Management of the Company is responsible for considering the carrying amount of cash and cash equivalents, accounts receivable, prepayment and other current assets, short-term bank loans, accounts payable, advances from customers, accrued liabilities and other payables and other taxes payable based on the short-term maturity of these instruments to approximate their fair values because of their short-term nature.

(d) Cash and cash equivalents

Cash consists of cash on hand and cash in banks. The Company maintains cash with various financial institutions in China. As of December 31, 2018 and 2019, cash balances are $2,437 and $6,919, respectively, are uninsured. The Company has not experienced any losses in bank accounts and believes it is not exposed to any risks on its cash in bank accounts.

(e) Accounts Receivable, net

Accounts receivable represent the amounts that the Company has an unconditional right to consideration (including billed and unbilled amount) when the Company has satisfied its performance obligation. The Company does not have any contract assets since revenue is recognized when control of the promised services is transferred and the payment from customers is not contingent on a future event. The Company maintains allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyses historical bad debt, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to estimate the allowance. Past due accounts are generally written off against the allowance for bad debts only after all collection attempts have been exhausted and the potential for recovery is considered remote.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(f) Unamortized produced content

Produced content includes direct production costs, production overhead and acquisition costs and is stated at the lower of unamortized cost or estimated fair value. Produced content also includes cash expenditures made to enter into arrangements with third parties to co-produce certain of its productions.

The Company uses the individual-film-forecast-computation method and amortizes the produced content based on the ratio of current period actual revenue (numerator) to estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator) in accordance with ASC 926. Ultimate revenue estimates for the produced content are periodically reviewed and adjustments, if any, will result in prospective changes to amortization rates. When estimates of total revenues and other events or changes in circumstances indicate that a film or television series has a fair value that is less than its unamortized cost, a loss is recognized currently for the amount by which the unamortized cost exceeds the film or television series’ fair value. For the years ended December 31, 2018 and 2019, $16,269 and $17,199 were amortized to the cost of sales and as of December 31, 2018 and 2019, impairment allowance of $nil and $nil was recorded.

(g) Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income/loss in the year of disposition. Estimated useful lives are as follows:

Estimated Useful Life
Electric equipment	3 Years
Office equipment and furniture	3 - 5 Years
Leasehold improvement	Shorter of useful life or lease term

(h) Intangible asset, net

Intangible asset is stated at cost less accumulated amortization and amortized in a method which reflects the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise used up. The balance of intangible asset represents software related to CHEERS App, a mobile application that allows its users to access its online store (e-Mall), video content, live streaming, and online games. The software is acquired externally tailored to the Company’s requirements and is amortized straight-line over 7 years in accordance with the way the Company estimates to generate economic benefits from such software.

(i) Impairment of Long-lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charge for the years ended December 31, 2018 and 2019.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(j) Leases

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02, Leases (Topic 842), which is effective for annual reporting periods (including interim periods) beginning after December 15, 2018, and early adoption is permitted. The Company has adopted the Topic 842 on January 1, 2019 using a modified retrospective approach reflecting the application of the standard to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements.

The Company leases its offices, which are classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. No impairment for right-of-use lease assets as of December 31, 2019.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

(k) Advances from customers

Advances from customers amounted to $245 and $610 at December 31, 2018 and 2019, respectively, which represent advance payment received from our customers for merchandise that had not yet been shipped or services that had not yet been provided.

The Company will recognize the advances as revenue when it has transferred control of the goods or services to which the advances relate, and has no obligation under the contract to transfer additional goods or services, and the consideration received from the customer is non-refundable.

(l) Value Added Tax

Horgos and its China subsidiaries are subject to VAT for providing services and sales of products.

The amount of VAT liability is determined by applying the applicable tax rates to the invoiced amount of services provided and sales of products (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). The Company reports revenue net of PRC’s VAT for all the periods presented in the consolidated statements of operations.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(m) Revenue Recognition

The Company early adopted the new revenue standard Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, starting January 1, 2017 using the modified retrospective method for contracts that were not completed as of December 31, 2016. The adoption of this ASC 606 did not have a material impact on the Company’ s consolidated financial statements.

The core principle of this new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the company satisfies a performance obligation

The Company mainly offers and generates revenue from the copyright licensing of self-produced content, advertising and customized content production and others. Revenue recognition policies are discussed as follows:

Copyright revenue.

The Company self produces or coproduces TV series featuring lifestyle, culture and fashion, and licenses the copyright of the TV series on an episode basis to the customer for broadcast over a period of time. Generally, the Company signs a contract with a customer which requires the Company to deliver a series of episodes that are substantially the same and that have the same pattern of transfer to the customer. Accordingly, the delivery of the series of episodes is defined as the only performance obligation in the contract.

For the TV series produced solely by the Company, the Company satisfies its performance obligation over time by measuring the progress toward the delivery of the entire series of episodes which is made available to the licensee for exhibition after the license period has begun. Therefore, the copyright revenue in a contract is recognized over time based on the progress of the number of episodes delivered.

The Company also coproduces TV series with other producers and licenses the copyright to third-party video broadcast platforms for broadcast. For TV series produced by Glory Star Group with co-producers, the Company satisfies its performance obligations over time by the delivery of the entire series of episodes to the customer, and requires the customer to pay consideration based on the number and the unit price of valid subsequent views of the TV series that occur on a broadcast platform. Therefore, the copyright revenue is recognized when the later of the valid subsequent view occurs or the performance obligation relating to the delivery of a number of episodes has been satisfied.

Advertising revenue

The Company generates revenue from sales of various forms of advertising on its TV series and streaming content by way of 1) advertisement displays, or 2) the integration of promotion activities in TV series and content to be broadcast. Advertising contracts are signed to establish the different contract prices for different advertising scenarios, consistent with the advertising period. The Company enters into advertising contracts directly with the advertisers or the third-party advertising agencies that represent advertisers.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For the contracts that involve the third-party advertising agencies, the Company is principal as the Company is responsible for fulfilling the promise of providing advertising services and has the discretion in establishing the price for the specified advertisement. Under a framework contract, the Company receives separate purchase orders from advertising agencies before the broadcast. Accordingly, each purchase order is identified as a separate performance obligation, containing a bundle of advertisements that are substantially the same and that have the same pattern of transfer to the customer. Where collectability is reasonably assured, revenue is recognized monthly over the service period of the purchase order.

For contracts signed directly with the advertisers, the Company commits to display a series of advertisements which are substantially the same or similar in content and transfer pattern, and the display of the whole series of advertisements is identified as the single performance obligation under the contract. The Company satisfies its performance obligations over time by measuring the progress toward the display of the whole series of advertisements in a contract, and advertising revenue is recognized over time based on the number of advertisements displayed.

Payment terms and conditions vary by contract types, and terms typically include a requirement for payment within a period from 3 to 6 months. Both direct advertisers and third-party advertising agencies are generally billed at the end of the display period and require the Company to issue VAT invoices in order to make their payments.

However, because the local government tax authority uses a quota system to manage the VAT tax, it normally either delays the VAT invoices issued or does not issue sufficient VAT invoices. As such, the Company is not able to provide sufficient VAT invoices on a timely manner and results in increased account receivables.

Customized content production revenue

The Company produces customized short streaming videos according to its customers’ requirement, and earns fixed fees based on delivery. Revenue is recognized upon the delivery of short streaming videos.

CHEERS E-mall marketplace service revenue

The Company through CHEERS E-mall, an online e-commerce platform, enables third-party merchants to sell their products to consumers in China. The Company charges fees for platform services to merchants for sales transactions completed on the Cheer E-Mall including but not limited to products displaying, promotion and transaction settlement services. The Company does not take control of the products provided by the merchants at any point in the time during the transactions and does not have latitude over pricing of the merchandise. Transaction services fee is determined as the difference between the platform sales price and the settlement price with the merchants. CHEERS E-mall marketplace service revenue is recognized at a point of time when the Company’s performance obligation to provide marketplace services to the merchants are determined to have been completed under each sales transaction upon the consumers confirming the receipts of goods. Payments for services are generally received before deliveries.

The Company provides coupons to consumers at our own discretion as incentives to promote CHEERS E-mall marketplace with validity usually around or less than one week, which can only be used in future purchases of eligible merchandise offered on CHEERS E-mall to reduce purchase price that are not specific to any merchant. Consumers are not customers of the Company, therefore incentives offered to consumers are not considered consideration payable to customers. As the consumers are required to make future purchases of the merchants’ merchandise to redeem these coupons, the Company does not accrue any expense for coupons when granted and recognizes the amounts of redeemed coupons as marketing expenses when future purchases are made.

Other Revenues

Other revenue primarily consists of copyrights trading of purchased TV-series and the sales of products on Taobao platform. For copyright licensing of purchased TV-series, the Company recognize revenue on net basis at a point of time upon the delivery of master tape and authorization of broadcasting right. For sales of product, the company recognize revenue upon the transfer of products according to the fixed price and production amount in sales orders.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table identifies the disaggregation of our revenue for the years ended December 31, 2018 and 2019, respectively:

	For the years ended December 31,
	2018	2019
Category of Revenue:
Advertising revenue	$34,883	$48,391
Copyrights revenue	13,383	7,369
Customized content production revenue	7,707	9,098
CHEERS E-mall marketplace service revenue	-	670
Other revenue	383	249
Total	$56,356	$65,777

Timing of Revenue Recognition:
Services transferred over time	$55,973	$64,858
Services transferred at a point in time	-	670
Goods transferred at a point in time	383	249
Total	$56,356	$65,777

The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company does not have any significant incremental costs of obtaining contracts with customers incurred and/or costs incurred in fulfilling contracts with customers within the scope of ASC Topic 606, that shall be recognized as an asset and amortized to expenses in a pattern that matches the timing of the revenue recognition of the related contract.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(n) Cost of revenues

Cost of revenues consists primarily of production cost of TV series and short stream video, labour cost and related benefits, payments to various channel owners for broadcast, purchase cost of goods and copyrights and costs associated with the operation of the Company’s online game and shopping platform CHERRS App such as bandwidth cost and amortization of intangible assets.

(o) Income Taxes

The Company accounts for income taxes using the asset/liability method prescribed by ASC 740, “Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company does not believe that there was any uncertain tax position at December 31, 2018 and 2019.

The Company’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,364). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. As of December 31, 2019, the tax years ended December 31, 2016 through December 31, 2019 for the Company’s PRC subsidiaries remain open for statutory examination by PRC tax authorities.

(p) Non-controlling Interest

A non-controlling interest in a subsidiary of the Company represents the portion of the equity (net assets) in the subsidiary not directly or indirectly attributable to the Company. Non-controlling interests are presented as a separate component of equity on the Consolidated Balance Sheet and net income and other comprehensive income are attributed to controlling and non-controlling interests.

(q) Segment Reporting

The Company uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

The Company manages its business as a single operating segment engaged in the new media business in the PRC. Substantially all of its revenues are derived in the PRC. All long-lived assets are located in PRC.ASC 280 “Segment reporting” establishes standards for reporting information on operating segments in interim and annual financial statements.

(r) Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions in Note 12.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(s) Concentration and Credit Risk

Substantially all of the Company’s operating activities are transacted into RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions require submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

The Company maintains certain bank accounts in the PRC, Hong Kong and Cayman, which are not insured by Federal Deposit Insurance Corporation (“FDIC”) insurance or other insurance. As of December 31, 2018 and 2019, $2,437 and $6,919 of the Company’s cash were on deposit at financial institutions in the PRC where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.

The Company’s sales are made to customers that are located primarily in China. The Company has a concentration of its revenues and receivables with specific customers. For the years ended December 31, 2018 and 2019, a major customer accounted for 16% and 15% of the Company’s total revenue, respectively. The top five customers accounted for 80% of net accounts receivable as of December 31, 2018, with each customer representing 24%, 22%, 12%, 11% and 11% of the net accounts receivable balance, respectively. As of December 31, 2019, the top five customers accounted for 79% of net accounts receivable, with each customer representing 21%, 18%, 17%, 11% and 12% of the net accounts receivable balance.

For the years ended December 31, 2018 and 2019, one major supplier accounted for 55% and 41% of accounts payable, respectively.

(s) Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar (“USD”). The functional currency of subsidiaries, VIEs and VIEs’ subsidiaries located in China is the Chinese Renminbi (“RMB”). For the entities whose functional currency is the RMB, result of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income/loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of the Company’s revenue and expense transactions are transacted in the functional currency of the operating subsidiaries. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

The consolidated balance sheet amounts, with the exception of equity, at December 31, 2018 and 2019 were translated at RMB 6.8632 to $1.00 and at RMB 6.9618 to $1.00, respectively. Equity accounts were stated at their historical rates. The average translation rates applied to consolidated statements of operations and cash flows for the years ended December 31, 2018 and 2019 were RMB 6.6174 to $1.00 and RMB 6.9081 to $1.00, respectively.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(t) Recent Accounting Pronouncements

In June 2016, the FASB amended guidance related to the impairment of financial instruments as part of ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. For public business entities that are U.S. Securities and Exchange Commission (SEC) filers, the amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. All entities may adopt the amendments in this update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which the Group is required to recognize an allowance based on its estimate of expected credit loss. The Company does not expect any material impact on its consolidated financial statements and related disclosures as a result of adopting the new standard.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The objective of ASU 2018-13 is to improve the effectiveness of disclosures in the notes to the financial statements by removing, modifying, and adding certain fair value disclosure requirements to facilitate clear communication of the information required by generally accepted accounting principles. The amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 with early adoption permitted upon issuance of this ASU. The Company does not expect any material impact on its consolidated financial statements and related disclosures as a result of adopting the new standard.

In March 2019, the FASB issued ASU No. 2019-02, Entertainment-Films-Other Assets-Film Costs (Subtopic 926-20) and Entertainment-Broadcasters-Intangibles-Goodwill and Other (Subtopic 920-350): Improvements to Accounting for Costs of Films and License Agreements for Program Materials. The objective of ASU 2019-02 is to better reflect the economics of an episodic television series, align the accounting with films, and provide more relevant financial reporting information to users of financial statements. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted, including early adoption in an interim period. The Company does not expect any material impact on its consolidated financial statements and related disclosures as a result of adopting the new standard.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

3. ACCOUNTS RECEIVABLE, NET

As of December 31, 2018 and 2019, accounts receivable consisted of the following:

	As of December 31,
	2018	2019
Accounts receivable - gross	$40,979	$53,007
Allowance for doubtful accounts	(1,783)	(1,946)
Accounts receivables, net	$39,196	$51,061

The Company recorded bad debt expense of $1,288 and $189 for the years ended December 31, 2018 and 2019, respectively.

4. PREPAYMENT AND OTHER CURRENT ASSETS

As of December 31, 2018 and December 31, 2019, prepayment and other current assets consisted of the following:

	As of December 31,
	2018	2019

Prepaid production fee	$6,632	$1,912
Other prepaid expense	146	224
Staff advance	135	182
Others	201	181
	$7,114	$2,499

5. PROPERTY AND EQUIPMENT, NET

As of December 31, 2018 and 2019, property and equipment consisted of the following:

	As of December 31,
	2018	2019

Electronic equipment	$683	$720
Office equipment and furniture	73	63
Leasehold improvement	137	128
	893	911
Less: accumulated depreciation	(355)	(580)
	$538	$331

For the years ended December 31, 2018 and 2019, depreciation expense amounted to $295 and $207 respectively.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

6. INTANGIBLE ASSETS, NET

As of December 31, 2018 and 2019, intangible assets consisted of the following:

	As of December 31,
	2018	2019

Intangible assets – gross	$20	$15,213
Less: accumulated amortization	(2)	(530)
	$18	$14,683

The balance of intangible assets mainly represents software related to CHEERS App, primarily consisting e-mall, online game, video media library and data warehouse modules, etc., acquired externally tailored to the Company’s requirements and is amortized straight-line over 7 years in accordance with the way the Company estimates to generate economic benefits from such software.

For the years ended December 31, 2018 and 2019, amortization expense amounted to $2 and $532, respectively. The following is a schedule, by fiscal years, of amortization amount of intangible asset as of December 31, 2019:

2020	$1,563
2021	2,119
2022	2,170
2023	2,170
Thereafter	6,661
Total	$14,683

7. ACCRUED LIABILITIES AND OTHER PAYABLES

As of December 31, 2018 and 2019, accrued liabilities and other payables consisted of the following:

	As of December 31,
	2018	2019

Borrowing from former shareholder (1)	$3,438	$2,155
Co-invest online series production fund	827	472
Payroll payables	886	1,262
Other payables	619	2,245
	$5,770	$6,134

(1)	Borrowing from former shareholder represented the loan from Lead Eastern Investment Co., Ltd, who was the related party of the Company until October 26, 2018.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

8. OTHER TAXES PAYABLE

As of December 31, 2018 and December 31, 2019, other taxes payable consisted of the following:

	As of December 31,
	2018	2019

VAT payable	$973	$1,839
Business tax payable	195	60
Others	26	(9)
	$1,194	$1,890

9. SHORT-TERM BANK LOANS

Short-term bank loans represent the amounts due to various banks that are due within one year. At December 31, 2018 and 2019, short-term bank loans consisted of the following:

	As of December 31,
	2018	2019
Loan from Bank of Communications (1)	$2,914	$-
Loan from Bank of Beijing (2)	2,914	718
Loan from China Merchants Bank (3)	2,914	-
Loan from Huaxia Bank (4)	1,457	-
	$10,199	$718

(1)	On May 17, 2018, Horgos entered into a loan agreement with Bank of Communications to borrow RMB 20,000,000 (equivalent to $2,914,093) as working capital with maturity date of April 4, 2019. The loan bears a fixed interest rate of 5.22% per annum. The loan is guaranteed by Beijing SMEs Credits Re-guarantee Co., Ltd. Glory Star Beijing provided counter-guarantee to Beijing SMEs Credits Re-guarantee Co., Ltd with accounts receivable of RMB 39,000,000 (equivalent to $5,682,480) pledged as collateral and Mr. Zhang Bing, the Chairman of the Company’s board of directors, provided the second guarantee. During the year ended December 31, 2019, the Company repaid a total of RMB 20,000,000 (equivalent to $2,914,093) upon maturity date, and the guarantee and counter-guarantee were released accordingly.

(2)

During the year ended December 31, 2018, Horgos entered into three loan agreements with Bank of Beijing for a total amount of RMB 20,000,000 (equivalent to $2,914,093) as working capital for one year. These loans bear a fixed interest rate of 5.655%, 5.655% and 5.665% per annum, respectively. These loans are guaranteed by Lead Eastern, former shareholder of the Horgos before October 26, 2018, for whom a counter-guarantee was provided by Xing Cui Can. During the year ended December 31, 2019, these loans have been fully repaid upon maturity date, and the guarantee and counter-guarantee were released accordingly.

On December 18, 2019, Glory Star Beijing entered into a loan agreement with Bank of Beijing to borrow RMB 5, 000,000 (equivalent to $718,205) as working capital for one year, with maturity date of December 18, 2020. The loan bears a fixed interest rate of 5.22% per annum. The loan is guaranteed by Beijing Haidian Sci-tech Enterprises Financing Guarantee Co., Ltd, for whom a counter-guarantee was provided by Horgos and Mr. Zhang Bing, the Chairman of the Company’s board of directors. As of December 31, 2019, the outstanding balance was RMB 5,000,000 (equivalent to $718,205).

(3)	On November 15, 2017, Horgos entered into a loan agreement with China Merchants Bank to borrow RMB 20,000,000 (equivalent to $2,914,093) as working capital for two years. The loan bears a fixed interest rate of 5.22% per annum. The loan is guaranteed by Beijing Zhongguancun Sci-tech Financing Guarantee Co., Ltd., for whom a counter-guarantee was provided by Lead Eastern, former shareholder of the Horgos before October 26, 2018 and Ms. Chunfang Wang, one of the shareholders of Lead Eastern. During the year ended December 31, 2019, the Company repaid a total of RMB 20,000,000(equivalent to $2,914,093) upon maturity, and the guarantee and counter-guarantee were released accordingly.

(4)	On August 28, 2018, Glory Star Beijing entered into a loan agreement with Huaxia Bank to borrow RMB 10,000,000 (equivalent to $1,457,046) as working capital. The loan bears a fixed interest rate of 6.09% per annum. The loan is guaranteed by Beijing Haidian Sci-tech Enterprises Financing Guarantee Co., Ltd. Horgos provided counter-guarantee to Beijing Haidian Sci-tech Enterprises Financing Guarantee Co., Ltd with accounts receivable from one customer pledged as collateral and Mr. Zhang Bing, the Chairman of the Company’s board of directors, provided the second guarantee. Pursuant to the agreement, the Company is required to make a repayment of RMB 5,000,000 (equivalent to $728,523) by April 21, 2019 and the remaining balance should be repaid on August 29, 2019. The loan was fully repaid subsequently as agreed, and the guarantee and counter-guarantee were released accordingly.

The weighted average interest rate for short-term bank loans was approximately 5.58% and 5.65% for the years ended December 31, 2018 and 2019, respectively. For the years ended December 31, 2018 and 2019, interest expense related to bank loans amounted to $382 and $270 respectively.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

10. LEASES

The Company leases offices space under non-cancelable operating leases, with terms ranging from one to five years. The Company considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities. Lease expense for lease payment is recognized on a straight-line basis over the lease term. Leases with initial term of 12 months or less are not recorded on the balance sheet.

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company discount lease payments based on an estimate of its incremental borrowing rate.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Supplemental balance sheet information related to operating lease was as follows:

	As of December 31,
	2018	2019
Right-of-use assets	$-	$2,027

Operating lease liabilities - current	$-	$313
Operating lease liabilities - non-current	-	1,718
Total operating lease liabilities	$-	$2,031

The weighted average remaining lease terms and discount rates for the operating lease were as follows as of December 31, 2019:

Remaining lease term and discount rate:

Weighted average remaining lease term (years)	5.08

Weighted average discount rate	5.55%

During the years ended December 31, 2018 and 2019, the Company incurred total operating lease expenses of $453 and $488, respectively.

The following is a schedule, by fiscal years, of maturities of lease liabilities as of December 31, 2019:

2020	$413
2021	454
2022	454
2023	499
2024	499
Total lease payments	2,319
Less: imputed interest	(288)
Present value of lease liabilities	$2,031

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

11. RELATED PARTY TRANSACTIONS

Amounts due to Related Parties

As of December 31, 2018 and 2019, amounts due to related parties consisted of the following:

	As of December 31,
	2018	2019

Mr. Zhang Bing(1)	$444	$726
Mr. Lu Jia(2)	811	799
	$1,255	$1,525

(1)	Chairman of the Company’s board of directors and CEO of the Company

(2)	Board member and vice president of the Company.

The balances of $1,255 and $1,525 as of December 31, 2018 and 2019, respectively, were borrowed from related parties for the Company’s working capital needs. The balances are short-term in nature, non-interest bearing, unsecured and repayable on demand.

Related party transactions

	For the years ended December 31,
	2018	2019

Copyright revenue from Hebei Satellite TV(3)	$2,021	$-
Time-slot fee to Hebei Satellite TV(3)	1,347	-

(3)	Lead Eastern (former shareholder of the Horgos before October 26, 2018) had 49% equity shares of Hebei Satellite TV Media Co., Ltd., thus it was a related party of the Company before October 26, 2018. As Lead Eastern was no longer a related party of the Company since October 26, 2018 when it disposal all of its holding equity shares, this entity was not a related party of the Company since then.

12. INCOME TAXES

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Hong Kong

On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the “Bill”) which introduces the two-tiered profits tax rates regime. The Bill was signed into law on March 28, 2018 and was gazette on the following day. Under the two-tiered profits tax rates regime, the first 2 million Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD2 million will be taxed at 16.5%.

PRC

WFOE, Horgos, Glory Star Beijing, Beijing Leshare, Horgos Glory Prosperity, Shenzhen Leshare, Horgos Glary Wisdom, Beijing Glory Wisdom and Xing Cui Can were incorporated in the PRC and are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. On March 16, 2007, the National People’s Congress enacted a new enterprise income tax law, which took effect on January 1, 2008. The law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises. In the years ended December 31, 2018 and 2019, Beijing Leshare and Beijing Glary Wisdom were recognized as small low-profit enterprise and received a preferential income tax rate of 10%. On October 15, 2019, Beijing Leshare was recognized as a “high and new technology enterprise” by the Beijing Municipal Science & Technology Commission, Beijing Municipal Finance Bureau and Beijing Municipal Tax Service of State Taxation Administration and will be entitled to a preferential tax rate of 15%, subject to certain qualification criteria, from 2020 to 2022. Horgos, Horgos Glory Prosperity, and Horgos Glary Wisdom are subject to a preferential income tax rate of 0% for a period of about 4 years since their inception until the year of 2021, as they are incorporated in the Horgos Economic District, Xinjiang province.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

12. INCOME TAXES (cont.)

The reconciliations of the statutory income tax rate and the Company’s effective income tax rate are as follows:

	For the years ended December 31,
	2018	2019

Net income before provision for income taxes	$13,607	$26,594
PRC statutory tax rate	25%	25%
Income tax at statutory tax rate	3,402	6,649

Expenses not deductible for tax purpose	557	350
Changes in valuation allowance	1	-
Effect of preferential tax rates granted to the PRC entities (a)	(4,043)	(6,808)
Income tax (benefit) expense	$(83)	$191
Effective tax rates	(0.61)%	0.72%

(a)	The Company’s subsidiary Horgos and Horgos Glory Prosperity are subject to a favourable tax rate of 0%. For years ended December 31, 2018 and 2019, the tax saving as the result of the favourable tax rate amounted to $4,043 and $6,808, respectively, and per share effect of the favourable tax rate were $2.02 and $3.40.

The current PRC EIT Law imposes a 10% withholding income tax for dividends distributed by foreign invested enterprises to their immediate holding companies outside the PRC. A lower withholding tax rate will be applied if there is a tax treaty arrangement between the PRC and the jurisdiction of the foreign holding company. Distributions to holding companies in Hong Kong that satisfy certain requirements specified by the PRC tax authorities, for example, will be subject to a 5% withholding tax rate.

As of December 31, 2018 and December 31, 2019, the Company had not recorded any withholding tax on the retained earnings of its foreign invested enterprises in the PRC, since the Company intends to reinvest its earnings to further expand its business in mainland China, and its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies.

The tax effect of temporary difference under ASC 740 “Accounting for Income Taxes” that give rise to deferred tax asset as of December 31, 2018 and December 31, 2019 was as follows:

	As of December 31,
	2018	2019

Deferred tax assets:
Allowance for doubtful accounts	$11	$16
Net operating loss carry forwards	720	517
Excess marketing and advertising expense	1	-
Total deferred tax assets, net	$732	$533

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company does not believe that there was any uncertain tax position as of December 31, 2018 and 2019.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

13. MEZZANINE EQUITY

In April 2018, Horgos entered into a redeemable preferred stock purchase agreement with two investors where the two investors agreed to take the position of 5.66% equity interest of Horgos with a total of RMB60,010 (approximately $8,733). Pursuant to the agreement, the Company is required to redeem the preferred stock when any of the following three events occurs: (1) Horgos fails to be successfully acquired by a domestic or overseas listed company before December 31, 2020, or fails to complete the IPO process within 2 years after it commences the IPO process before December 31, 2020; (2) at any time before December 31, 2020, Mr. Zhang Bing, core management of Horgos, resigns from the Company, or directly or indirectly operates the same or similar business as the Company’s; or (3) the net profit for any of the fiscal years of 2018, 2019 and 2020 is less than the profit of the preceding year. Whenever any of above events occurs, the investors have the option to request Horgos to redeem the equity interests, and the price would be determined as the original investment principals plus a 12% annualized return.

The redeemable preferred stock is classified in the mezzanine equity between the liabilities and the equity on the consolidated balance sheets due to the conditional redemption provision upon the occurrence of three above situations which are beyond of the Company’s control.

The Company recognizes the change in the redemption value of the preferred stock rateably over the redemption period. Increases in the carrying amount of the redeemable preferred stock is recorded by charges against retained earnings, or in the absence of retained earnings, by charges as reduction of additional paid-in capital.

Per the effectiveness of Exclusive Option Agreement on September 16, 2019, the two investors agreed that all rights and obligations arising out of from any the agreement or arrangement, including the redeemable preferred stock purchase agreement which was reached before the execution of this Exclusive Option Agreement on the restriction on transfer of shares of Horgos, the pre-emptive right for increasing capital or transfer of shares of Horgos, and any rights relating to the disposal of shares of Glory Star (if any) would eliminate. Therefore, those two shareholders shall no longer claim for the redeemable right but hold a total of 113,225 shares (corresponding to the total contribution of RMB60,010) out of the 2,000,000 shares of Glory Star that were issued during the reorganization. As it is part of the reorganization, the mezzanine equity along with its accretion was classified to additional paid-in capital.

The change in the balance of redeemable preferred stock included in mezzanine equity for the years ended December 31, 2019 is as follows:

Balance as of December 31, 2017	$-
Contribution from investors	8,928
Accretion	298
Effect of exchange rate changes	(195)
Balance as of December 31, 2018	$9,031
Accretion	603
Appropriation to additional paid-in capital	(9,828)
Effect of exchange rate changes	194
Balance as of December 31, 2019	$-

14. STATUTORY RESERVE

Horgos, Beijing Glory Star, Beijing Leshare, Shenzhen Leshare, Horgos Glary Wisdom, Beijing Glary Wisdom, Glary Prosperity, and Xing Cui Can operate in the PRC, are required to reserve 10% of their net profit after income tax, as determined in accordance with the PRC accounting rules and regulations. Appropriation to the statutory reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year. The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory reserve. Appropriation to the statutory reserve must be made before distribution of dividends to shareholders. The appropriation is required until the statutory reserve reaches 50% of the registered capital. This statutory reserve is not distributable in the form of cash dividends.

For the years ended December 31, 2018 and 2019, the Company provided statutory reserve as follows:

Balance - December 31, 2017	$384
Appropriation to statutory reserve	34
Balance - December 31, 2018	418
Appropriation to statutory reserve	13
Balance - December 31, 2019	$431

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

15. NON-CONTROLLING INTEREST

As of December 31, 2019, the Company’s non-controlling interest represented 49% equity interest of Horgos Glary Wisdom and 49% equity interest of Glary Prosperity respectively.

The following is a summary of noncontrolling interest activities for the year ended December 31, 2019.

Amount
Non-controlling interest as of December 31, 2018	$401
Net income attributable to non-controlling shareholders	80
Foreign currency translation adjustment	(6)
Non-controlling interest as of December 31, 2019	$475

16. SUBSEQUENT EVENTS

The spread of a novel strain of coronavirus (COVID-19) around the world in the first quarter of 2020 has caused significant volatility in China and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the China and international economies and, as such, the Company is unable to determine if it will have a material impact to its operations.

The Company’s operations may be affected by the recent and ongoing outbreak of COVID-19 in 2019, which was declared a pandemic by the World Health Organization in March 2020. The ultimate damage caused by the outbreak is uncertain; however, this may have a significant adverse effect on the Company’s financial condition, operations and cash flow.

On February 14, 2020, the Company consummated the transaction (the “Business Combination”) with TKK Symphony Acquisition Corporation (“TKK”) contemplated by the Share Exchange Agreement dated as of September 6, 2019. Upon closing of the Business Combination, TKK acquired all of the issued and outstanding securities of Glory Star in exchange for its 82.79% shares. Immediately after the Business Combination, TKK’s public shareholders own approximately 5.05% of TKK. TKK’s former directors, officers and initial shareholders own approximately 12.16% of TKK, and the original shareholders of the Company own approximately 82.79% of TKK. In connection with the Business Combination, TKK changed its name to “Glory Star New Media Group Holdings Limited” and effective February 19, 2020, its ordinary shares and warrants began trading under the ticker symbols “GSMG” and “GSMGW,” respectively, on the Nasdaq Capital Market.

In December 2019, Glory Star Beijing entered into a two-year credit facility agreement of maximum RMB 10,000,000 (equivalent to $1,457,046) with China Merchants Bank. On January 6, 2020, Glory Star Beijing made a withdraw of RMB 10,000,000 (equivalent to $1,457,046), which will be due on January 5, 2021. In March 2020, Glory Star Beijing entered into another two-year credit facility agreement of maximum RMB 10,000,000 (equivalent to $1,457,046) with China Merchants Bank. On March 27, 2020, Glory Star Beijing made a withdraw of RMB 10,000,000 (equivalent to $1,457,046), which will be due on March 26, 2021. Both of the two loans bear a fixed interest rate of 4.785% per annum. The loans are guaranteed by Beijing Zhongguancun Sci-tech Financing Guarantee Co., Ltd, for whom a counter guarantee was provided by Horgos, Mr. Zhang Bing, the Chairman of the Company’s board of directors, and Mr. Lu Jia, the Vice President of the Company.

On March, 2020, Glory Star Beijing entered into a two-year credit facility agreement of maximum RMB 10,000,000 (equivalent to $ $1,457,046) with Huaxia Bank. The loan bears a fixed interest rate of 6.09% per annum. The loan is guaranteed by Beijing Haidian Sci-tech Enterprises Financing Guarantee Co., Ltd, for whom a counter guarantee was provided by Horgos and Mr. Zhang Bing, the Chairman of the Company’s board of directors.